Exhibit 5.1

10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
August 8, 2025	Boston	New York
	Brussels	Orange County
Kilroy Realty Corporation	Chicago	Paris
Kilroy Realty, L.P.	Dubai	Riyadh
12200 W. Olympic Boulevard, Suite 200	Düsseldorf	San Diego
Los Angeles, California 90064	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement Nos. 333-289051 and 333-289051-01 $400,000,000 Aggregate Principal Amount of 5.875% Senior Notes due 2035

To the addressees set forth above:

We have acted as special counsel to Kilroy Realty, L.P., a Delaware limited partnership (the “Company”), and Kilroy Realty Corporation, a Maryland corporation (the “Guarantor”), in connection with the issuance of $400,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2035 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Guarantor pursuant to an indenture dated March 1, 2011 (the “Base Indenture”), by and among the Company, the Guarantor and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture dated July 5, 2011 (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter called the “Indenture”), among the Company, the Guarantor and the Trustee, and an officers’ certificate dated the date hereof, establishing the form and terms of the Notes and Guarantees pursuant to the Indenture, and pursuant to: (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2025 (Registration Nos. 333-289051 and 333-289051-01) (as so filed, the “Registration Statement”); (ii) a base prospectus dated July 29, 2025 (the “Base Prospectus”); (iii) a prospectus supplement dated August 5, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); and (iv) an underwriting agreement dated August 5, 2025 by and among the Company, the Guarantor and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other

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jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning laws of the State of Maryland are addressed in the opinion of Ballard Spahr LLP, separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. Assuming due authorization and execution by the Guarantor in its capacity as the sole general partner of the Company, when issued and authenticated in accordance with the terms of the Indenture, and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. Assuming due authorization and execution by the Guarantor on its own behalf, when issued in connection with the execution, delivery and authentication of the Notes in accordance with the terms of the Indenture, the Guarantees will be legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions are subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 1011 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any indebtedness (including the Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations including, without limitation, with respect to option value determinations and (l) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture, the Notes and the Guarantees (collectively, the “Documents”) other than the Company is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of

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the Documents to which it is a party and (c) has duly authorized, executed and delivered each such Document, (ii) with respect to each of the parties to the Documents other than the Company and the Guarantor, each Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms, (iii) the Notes have been duly authorized for issuance by all necessary corporate action by the Guarantor in its capacity as the general partner of the Company, (iv) the Indenture has been duly authorized by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Company and has been duly executed and delivered by the Guarantor on its own behalf and in its capacity as the general partner of the Company, (v) the Guarantees have been duly authorized by all necessary corporate actions of the Guarantor and have been duly executed and delivered by the Guarantor, (vi) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (vii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 8, 2025 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP